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                                                                     Exhibit 1.2

                                                                  Execution Copy

                                Pricing Agreement
                                -----------------

Goldman, Sachs & Co.

                                                                  April 23, 2003

Ladies and Gentlemen:

     Everest Re Group, Ltd., a Bermuda company (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 23, 2003 (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares" consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriter in Schedule I hereto and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company at the purchase price to the Underwriters set forth in
Schedule II hereto that portion of the number of Optional Shares as to which such election shall have been exercised.

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     The Company hereby grants to each of the Underwriters the right to purchase at their election up to the number of Optional Shares set forth opposite the name of such Underwriter in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering Over-allotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Representatives to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Representatives, but in no event earlier than the First Time of Delivery or, unless the Representatives and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

                  [Remainder of page intentionally left blank.]

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     If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                             Very truly yours,
                                             Everest Re Group, Ltd.

                                             By:    /s/ Stephen L. Limauro
                                             -----------------------------
                                             Name:  Stephen L. Limauro
                                             Title: Executive Vice President
                                                    and Chief Financial Officer

Accepted as of the date hereof:


Goldman, Sachs & Co.

By:  /s/ Goldman, Sachs & Co.
-----------------------------
  (Goldman, Sachs & Co.)

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                                                         SCHEDULE I

                                                                  Maximum Number
                                                                     of Optional
                                               Number of            Shares Which
                                              Firm Shares               May be
                   Underwriter              to be Purchased          Purchased
                   -----------              ---------------          ---------

Goldman, Sachs & Co.......................     4,480,135                  0
                                               ---------             ---------

                Total.....................     4,480,135                  0
                                               =========             =========


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                                   SCHEDULE II

Title of Designated Shares:

Common Shares (par value $0.01 per share)

Number of Designated Shares:

Number of Firm Shares: 4,480,135

Maximum Number of Optional Shares: 0

Initial Offering Price to Public:

$70.98 per Share

Purchase Price by Underwriters:

$70.75 per Share

Form of Designated Shares:

Definitive form, to be made available for checking at least twenty-four hours prior to the Time of Delivery at the office of The Depository Trust Company or its designated custodian

Specified Funds for Payment of Purchase Price:

Federal (same-day) funds

Time of Delivery:

10:00 a.m. (New York City time), April 28, 2003

Closing Location:

Mayer, Brown, Rowe & Maw
190 South LaSalle Street
Chicago, Illinois  60603

Accountants' Letter to be Delivered on Date of Pricing Agreement:

Yes

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